SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2007

Vita Food Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-12599	36-3171548
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2222 West Lake Street
Chicago, Illinois	60612
(Address of principal executive offices)	(Zip Code)

(312)738-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David Allen was elected as a member of the Board of Directors of Vita Food Products, Inc. on August 15, 2007 at a meeting of the Board. Mr. Allen will serve as the Chairman of the Company’s Audit Committee and has replaced Howard Bedford as a member of that Committee. David Allen is a managing partner with Lake Pointe Partners, LLC and has over 30 years experience in working with underperforming companies. In the consumer products industry, specifically, he has served in both advisory and interim management roles with consumer products companies with annual revenues ranging from $450 million to $1.5 billion. Prior to joining Lake Pointe, Mr. Allen was a partner at several nationally recognized turnaround management firms. He began his career in the tax department of Arthur Andersen & Co. and served in management roles at Sara Lee Corp. Mr. Allen has been an active member of the Turnaround Management Association and a past president of the Association of Certified Turnaround Professionals, on whose board he served for several years. He has been President and a Director of the Indiana University Business School Alumni Association and has served on the Board of Directors for several privately held companies. Mr. Allen has a BS in accounting and an MBA from Indiana University.

A copy of the Company’s press release with respect to Mr. Allen election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01        Financial Statements and Exhibits.

(a)                                  Financial statements of businesses acquired.

Not applicable.

(b)                                 Pro forma financial information.

Not applicable.

(c)                                  Shell Company Transactions.

Not applicable.

(d)                                 Exhibits.

See exhibit index attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITA FOOD PRODUCTS, INC.

Date: August 21, 2007	By:	/s/ Clifford K. Bolen
Clifford K. Bolen
President and Chief Executive Officer
(Principal Executive Officer)

Date: August 21, 2007	By:	/s/ R. Anthony Nelson
R. Anthony Nelson
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Document
99.1	Press Release dated August 21, 2007.